FORM 10-QSB
September 30, 2004                                 Transax international Limited


EXHIBIT 11.1

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS [UNAUDITED]
================================================================================

                                                                FOR THE THREE MONTHS ENDED      FOR THE NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                   SEPTEMBER 30,
                                                                 2004 (A)        2003 (A)         2004 (A)       2003 (A)
                                                               ------------    ------------    ------------    ------------
BASIC:
Average shares outstanding                                       16,665,608      12,955,830      15,807,994      12,635,651

Net loss applicable to Common Shares                           $   (557,153)   $   (695,391)   $ (1,101,537)   $ (1,733,818)
                                                               ------------    ------------    ------------    ------------
Per share amount                                               $      (0.03)   $      (0.05)   $      (0.07)   $      (0.14)
                                                               ============    ============    ============    ============

FULLY DILUTED:

Average shares outstanding disregarding dilutive outstanding stock options and warrant conversion of debenture for each
year                                                             16,665,608      12,955,830      15,807,994      12,635,651

Convertible loans                                                 3,750,000       1,794,524       3,750,000       1,794,524

Dilutive stock options and warrants, based on the treasury
stock method using the average market price                              --       2,724,271              --         908,090
                                                               ------------    ------------    ------------    ------------
Shares outstanding                                               20,415,608      17,474,625      19,557,994      15,338,265

Net loss                                                       $   (557,153)   $   (695,391)   $ (1,101,537)   $ (1,733,818)

Interest on convertible loan                                   $         --          27,436    $         --          27,436
                                                               ------------    ------------    ------------    ------------

Net loss for fully diluted calculation                         $   (557,153)   $   (667,955)   $ (1,101,537)   $ (1,706,382)

Per share amount                                               $      (0.03)   $      (0.04)   $      (0.06)   $      (0.11)
                                                               ============    ============    ============    ============

Note A: The fully-diluted calculation is submitted in accordance with Regulation S-K, Item 601 (b)(11), although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result.

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